Exhibit 5.2

March 16, 2026

Linkers Industries Limited

Commerce House

Wickhams Cay 1

P.O. Box 3140

Road Town

Tortola VG 1110

British Virgin Islands

Ladies and Gentlemen:

We have acted as special counsel to Linkers Industries Limited, a company incorporated in the British Virgin Islands (the “Company”), in connection with its preparation of a Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, related to the proposed public offering of up to $18,000,000 of (i) ordinary units (each an “Ordinary Unit,” and collectively, the “Ordinary Units”), with each Ordinary Unit consisting of (x) one Class A ordinary share, par value US$0.00001 per share, of the Company (the “Ordinary Share”), (y) one Series A warrant to purchase one Ordinary Share (each, a “Series A Warrant,” and, collectively, “Series A Warrants”) and (z) one Series B warrant to purchase one Ordinary Share (each a “Series B Warrant,” and, collectively, the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), and (ii) pre-funded units (the “Pre-Funded Units”) in lieu of the Ordinary Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of outstanding Ordinary Shares, with each Pre-Funded Unit consisting of (x) one pre-funded warrant to purchase one Ordinary Share (each a “Pre-Funded Warrant,” and, collectively, the “Pre-Funded Warrants”), (y) one Series A Warrant and (z) one Series B Warrant. The Ordinary Units, the Ordinary Shares, Warrants, the Pre-Funded Units and the Pre-Funded Warrants are collectively referred to herein as the “Securities.” The Securities will be sold pursuant to the Registration Statement, one or more securities purchase agreements (the “Agreements”) by and among the Company and certain accredited investors or qualified institutional buyers identified on the signature pages thereto (collectively, the “Investors”), and a placement agency agreement between the Company and Univest Securities, LLC (the “Placement Agency Agreement”). As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Ordinary Units sold will be decreased on a one-for-one basis.

As counsel to the Company in connection with the proposed potential issuance and sale of the Securities, we have examined: (i) the Company’s memorandum and articles of association, as currently in effect; (ii) certain resolutions of the Company’s board of directors relating to the issuance and sale of the Securities; (iii) the form of Agreement; (iv) the form of Series A Warrant; (v) the form of Series B Warrant, (vi) the form of Pre-Funded Warrant; (vii) the form of Placement Agency Agreement; (viii) the Registration Statement; and (ix) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon, subject to and limited by the foregoing we are of the opinion that following (i) execution and delivery by the Company and each of the Investors of the Agreements and each of the Warrants, as applicable, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Agreements and the Placement Agency Agreement, as applicable, and (iv) receipt by the Company of the applicable consideration for the Securities:

(i) when the Ordinary Units and Pre-Funded Units are delivered in accordance with the Placement Agency Agreement and Agreements, and in the manner described in the Registration Statement, upon payment of the agreed upon consideration therefore, such Ordinary Units and Pre-Funded Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York; and

(ii) provided that each of the Warrants and Pre-Funded Warrants have been duly executed and delivered by the Company against payment therefor pursuant to their respective terms, and pursuant to the Agreements, such Warrants and Pre-Funded Warrants, when each is sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms under the laws of the State of New York.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement is in effect.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP